UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM 8-K

 Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported): September 24, 2010

 Stericycle, Inc.

  (Exact name of registrant as specified in its charter)

Delaware	0-21229	36-3640402
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

 28161 North Keith Drive

 Lake Forest, Illinois 60045

(Address of principal executive offices including zip code)

 (847) 367-5910

(Registrant's telephone number, including area code)

 Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ]

Written communications pursuant to Rule 425 under the Securities Act (17 CR 230.425)

[    ]

Soliciting material pursuant to Rule 425 under the Securities Act (17 CFR 240.14a-12)

[    ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement

On September 24, 2010, we and our wholly-owned subsidiary, SAMW Acquisition Corp., entered into a merger agreement with Healthcare Waste Solutions, Inc., a Delaware corporation (“HWS”). Pursuant to the merger agreement and upon completion of the merger, our subsidiary will be merged with and into HWS and HWS will become a wholly-owned subsidiary of ours.

HWS, a portfolio company of Altaris Capital Partners, LLC, provides a resource management assessment and consulting program for all waste streams to healthcare providers. It uses a customized process to help customers reduce the risk of environmental fines and penalties and helps them to meet their sustainability and cost management goals. HWS also is engaged in the collection, transportation, treatment and disposal of medical waste, universal waste and other regulated wastes, sharps management services, safety and compliance training, and other related businesses.

The total merger consideration is $245,000,000 in cash, subject to various adjustments, including a reduction for HWS’s indebtedness as of the closing date.

Concurrently with the parties’ execution of the merger agreement, HWS stockholders holding a majority of its outstanding shares of common and preferred stock entered into a voting agreement with us to vote their shares in favor of the merger at the special meeting of stockholders that HWS will call to obtain stockholder approval of the merger.

The merger is subject to customary closing conditions and regulatory reviews, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Item 9.01

Financial Statements and Exhibits

(d)

Exhibits

The following exhibit is filed with this report:

99.1

Press release issued by Stericycle on September 29, 2010.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: September 30, 2010	Stericycle, Inc.

By:	/s/ Frank J.M. ten Brink

Frank J.M. ten Brink
Executive Vice President and Chief Financial Officer

 EXIBIT INDEX

Exhibit Number

Description

99.1

Press Release issued by Stericycle, Inc. dated September 29, 2010.